FOR IMMEDIATE RELEASE

Contact:
Jeffrey W. Farrar
Executive Vice President and CFO
(434) 964-2217
jfarrar@stellarone.com

StellarOne Corporation Announces Partial Repayment of TARP

Charlottesville, VA, April 13, 2011 – StellarOne Corporation (NASDAQ: STEL) (StellarOne) today announced that it has redeemed 25% or 7,500 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the preferred stock), it sold to the U.S. Department of the Treasury on December 19, 2008 as part of the Capital Purchase Program established by the Treasury under the Emergency Economic Stabilization Act of 2008. The Company paid $7,560,417 to the Treasury to redeem the Preferred Stock, consisting of $7,500,000 of principal and $60,417 of accrued and unpaid dividends on April 13, 2011. “We are pleased to report that we have redeemed a portion of our preferred stock through accumulated earnings and internally generated capital, and believe this is indicative of our continuing progress in asset quality and financial performance,” said O.R. (Ed) Barham, Jr., President and Chief Executive Officer of StellarOne Corporation. “StellarOne remains strongly capitalized, and we will continue to evaluate strategies to fully exit the TARP program as soon as practical.

The preferred stock that the Company repurchased for $7,500,000 had a current carrying value of $7,214,588 (net of $285,412 unaccreted discount) on the Company’s consolidated balance sheet. As a result of the repurchase, the Company will accelerate the accretion of the $285,412 discount and record a total reduction in shareholders’ equity of $7,500,000.  The accelerated accretion of the discount will be treated in a manner consistent with that for preferred dividends in reporting earnings available to common shareholders in the Company’s results of operations for the second quarter of 2011.

StellarOne Corporation, through its subsidiary bank, StellarOne Bank, is a traditional community bank, offering a full range of business and consumer banking services with 56 full service financial centers, one loan production office, and 66 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia. For more information, please visit www.StellarOne.com.